Exhibit 99.1

California Pizza Kitchen Announces Financial Results for the Third Quarter of 2008

LOS ANGELES--(BUSINESS WIRE)--November 6, 2008--California Pizza Kitchen, Inc. (Nasdaq:CPKI) today reported revenues and net income for the third quarter ended September 28, 2008.

Highlights for the third quarter of 2008 relative to the same quarter a year ago were as follows:

  Total revenues grew approximately 7.4% to $174.0 million
  Comparable restaurant sales decreased 2.4%
  Net income of $5.0 million, or $0.20 per diluted share

Rick Rosenfield and Larry Flax, co-CEOs of California Pizza Kitchen, Inc., stated, "Given the state of the economy, we were very gratified to have delivered third quarter earnings at the high end of our expected range. Our performance was even more noteworthy given the adverse Fourth of July calendar shift and the consumer distractions during the quarter, including the Olympics, the political conventions, and Hurricanes Ike and Gustav. We estimate these events negatively affected comparable sales by approximately 1.0%.” Rosenfield and Flax continued, “As we look to the fourth quarter, our sales trends reflect a continued weak economic environment that we anticipate will continue to impact consumer sentiment and spending behavior. Despite these challenges, we will continue to focus resources on menu innovation, guest satisfaction, growing revenue and maximizing operational efficiency. Additionally, we will nurture and drive our high-margin ancillary revenue streams as we work with new and existing franchise partners and Kraft which creates tremendous value for shareholders.”

Rosenfield and Flax concluded, “Considering the continued pressures in credit markets, we are pleased to have secured five-year financing in May of this year through May of 2013 with terms far more favorable than would be available today. Prudent balance sheet management is of prime importance to us, and we are comfortably within our debt covenants. We are a strong Company with a formidable brand and consider ourselves ideally positioned when the economy turns.”

Average weekly sales for the Company's 194 full service restaurants were $66,718 in the third quarter of 2008 compared to $68,972 for the same quarter last year.

During the third quarter, the Company added four full service restaurants in Novi, Michigan; Albuquerque, New Mexico; Baton Rouge, Louisiana and Roseville, California. In addition, the Company's international franchise partners Iris Co. Ltd., Grupo Calpik and WDI Corporation each added one full service restaurant in Seoul, South Korea; Mexico City, Mexico and Tumon Bay, Guam, respectively.

The Company also outlined its financial guidance for the full year 2008 based on the following assumptions:

  Comparable restaurant sales of approximately negative 2%
  Opening 12 full service restaurants
  Opening eight international full service franchise restaurants
  Opening two domestic CPK/ASAP franchise restaurants
  Opening one LA Food Show restaurant
  Earnings per diluted share of approximately $0.60-$0.63

The Company will host a conference call today at approximately 4:30 pm ET. A webcast of the conference call can be accessed at www.cpk.com.

California Pizza Kitchen, Inc., founded in 1985, is a leading casual dining chain. The Company's full service restaurants feature an imaginative line of hearth-baked pizzas, including the original BBQ Chicken Pizza, and a broad selection of distinctive pastas, salads, soups, appetizers and sandwiches. The average guest check is approximately $13.95. As of November 6, 2008, the company operates, licenses or franchises 251 locations, of which 205 are company-owned and 46 operate under franchise or license agreements. The Company also has a licensing agreement with Kraft Pizza Company which manufactures and distributes a line of California Pizza Kitchen premium frozen pizzas.

Information about California Pizza Kitchen, Inc. can be found on the Company’s website at www.cpk.com.

This release includes certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include projections of earnings, revenue or other financial items, statements of the plans, strategies and objectives of management for future operations, statements concerning proposed new products or developments, statements regarding future economic conditions or performance, statements of belief and statements of assumptions underlying any of the foregoing. Forward-looking statements may include the words "may," "will," "estimate," "intend," "continue," "believe," "expect," "anticipate" and similar words.

Investors are cautioned that forward-looking statements are not guarantees of future performance and, therefore, undue reliance should not be placed on them. Our actual results may and will likely differ materially from the expectations referred to herein. Among the key factors that may have a direct bearing on our operating results, performance and financial condition are changing consumer preferences and demands, the execution of our expansion strategy, the continued availability of qualified employees and our management team, the maintenance of reasonable food and supply costs, our relationships with our distributors and numerous other matters discussed in the Company's filings with the Securities and Exchange Commission. California Pizza Kitchen undertakes no obligation to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

Selected Unaudited Consolidated Financial and Operating Data
(Dollars in thousands, except for per share and operating data)

	Quarter Ended		Nine Months Ended
	September 28,	September 30,	September 28,	September 30,
	2008	2007	2008	2007

Statement of Income:

Revenues:
Restaurant sales	$170,816	$159,665	$507,356	$464,101
Royalties from Kraft licensing agreement	1,850	1,264	4,248	3,050
Domestic franchise revenues	721	668	2,120	1,854
International franchise revenues	571	407	1,579	947
Total revenues	173,958	162,004	515,303	469,952

Costs and expenses:
Food, beverage and paper supplies	42,396	39,051	125,551	113,853
Labor (1)	62,557	57,463	188,833	170,574
Direct operating and occupancy	36,140	31,273	103,451	90,741
Cost of sales	141,093	127,787	417,835	375,168

General and administrative (2)	13,314	11,831	39,441	36,828
Depreciation and amortization	11,044	9,418	32,475	26,981
Pre-opening costs	1,085	2,356	3,712	4,558
Store closure costs	-	8,500	839	9,269

Total costs and expenses	166,536	159,892	494,302	452,804

Operating income	7,422	2,112	21,001	17,148

Other (expense) income:
Interest (expense) income, net	(447)	(42)	(769)	137
Total other (expense) income	(447)	(42)	(769)	137

Income before income tax provision	6,975	2,070	20,232	17,285
Income tax provision	2,015	666	6,257	5,964
Net income	$4,960	$1,404	$13,975	$11,321

Net income per common share:
Basic	$0.20	$0.05	$0.55	$0.39
Diluted	$0.20	$0.05	$0.54	$0.38

Shares used in computing net income per common share (in thousands) (3):

Basic	24,603	28,591	25,572	28,974
Diluted	24,679	29,191	25,660	29,889

Operating Data:
Locations open at end of period	249	220	249	220
Company-owned full service restaurants open at end of period
	194	176	194	176
Average weekly company-owned full service restaurant sales
	$66,718	$68,972	$66,998	$67,822
18-month comparable company-owned restaurant sales increase
	-2.4%	3.5%	-0.2%	4.5%

(1) Labor expense for the three and nine months ended September 28, 2008 includes approximately $164,000 and $566,000 of stock-based compensation, respectively, compared to $211,000 and $631,000 in the three and nine months ended September 30, 2007, respectively.
(2) General and administrative expense for the three and nine months ended September 28, 2008 includes approximately $1.6 million and $4.6 million of stock-based compensation, respectively, compared to $1.3 million and $4.9 million in the three and nine months ended September 30, 2007, respectively.

	Quarter Ended		Nine Months Ended
	September 28,	September 30,	September 28,	September 30,
	2008	2007	2008	2007

Statement of Income Percentages (1):

Revenues:
Restaurant sales	98.2%	98.6%	98.5%	98.8%
Royalties from Kraft licensing agreement	1.1%	0.8%	0.8%	0.6%
Domestic franchise revenues	0.4%	0.4%	0.4%	0.4%
International franchise revenues	0.3%	0.2%	0.3%	0.2%
Total revenues	100.0%	100.0%	100.0%	100.0%

Costs and expenses:
Food, beverage and paper supplies	24.8%	24.4%	24.7%	24.4%
Labor (2)	36.6%	36.0%	37.2%	36.8%
Direct operating and occupancy	21.2%	19.6%	20.4%	19.6%
Cost of sales	82.6%	80.0%	82.4%	80.8%

General and administrative (3)	7.7%	7.3%	7.7%	7.8%
Depreciation and amortization	6.3%	5.8%	6.3%	5.7%
Pre-opening costs	0.6%	1.5%	0.7%	1.0%
Store closure costs	0.0%	5.2%	0.2%	2.0%

Total costs and expenses	95.7%	98.7%	95.9%	96.4%

Operating income	4.3%	1.3%	4.1%	3.6%

Other (expense) income:
Interest (expense) income, net	-0.3%	0.0%	-0.2%	0.0%
Total other (expense) income	-0.3%	0.0%	-0.2%	0.0%

Income before income tax provision	4.0%	1.3%	3.9%	3.7%
Income tax provision	1.1%	0.4%	1.2%	1.3%
Net income	2.9%	0.9%	2.7%	2.4%

(1) Percentages are expressed as a percentage of total revenues, except for cost of sales which is expressed as a percentage of restaurant sales.
(2) Labor percentage includes approximately 10 basis points attributable to stock-based compensation in both the three and nine months ended September 28, 2008 and the three and nine months ended September 30, 2007.
(3) General and administrative percentage includes approximately 90 basis points attributable to stock-based compensation in each of the three and nine months ended September 28, 2008, compared to 80 and 100 basis points in the three and nine months ended September 30, 2007, respectively.

Selected Consolidated Balance Sheet Information
(Dollars in thousands)

Selected Consolidated Balance Sheet Information	September 28,	December 30,
	2008	2007

Cash and cash equivalents	$15,626	$10,795
Total assets	381,404	367,128
Total debt	63,000	21,000
Stockholders' equity	184,326	218,137

California Pizza Kitchen, Inc.
Units Summary

	Total Units at				Total Units at
Third Quarter 2008	June 29, 2008	Opened	Acquired	Closed	September 28, 2008
Company-owned full service domestic	190	4	-	-	194
Company-owned ASAP domestic	9	-	-	-	9
Company-owned LA Food Show	1	-	-	-	1
Franchised domestic	17	-	-	-	17
Franchised international	22	3	-	-	25
Sports and entertainment venues	3	-	-	-	3
Total	242	7	-	-	249

CONTACT:
California Pizza Kitchen
Media: Sarah Grover
Investors: Sue Collyns
310-342-5000